Exhibit 99.1

IO Biotech Reports First Quarter 2025 Financial Results and Business Highlights

•	Primary endpoint of pivotal Phase 3 trial (IOB-013/KN-D18) of lead investigational therapeutic cancer vaccine in patients with advanced melanoma still expected to readout in third quarter of 2025

•	Data presented at recent congresses reinforces the potential of the company’s T-Win candidates to reshape the tumor microenvironment and drive more effective anti-tumor responses

•	Company recognized as one of the most innovative biotechnology companies in the world by Fast Company

•	Company to participate in TD Cowen’s 6th Annual Oncology Innovation Summit on May 27 and Jefferies Global Healthcare Conference on June 4, 2025

New York, NY – May 14, 2025: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today reported financial results and business highlights for the first quarter of 2025. The company continues to advance its pipeline, presenting new data further defining the mechanism of action for its T-Win therapeutic cancer vaccines, and reaffirming its expectation that the Phase 3 pivotal trial will readout in the third quarter of 2025.

“IO Biotech continues to make meaningful progress developing novel cancer therapies that are designed to address significant unmet needs in melanoma and other hard-to-treat cancers, and we are thrilled to be recognized for our work by Fast Company as one of the most innovative companies in the world,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “This year, we remain focused on delivering our Phase 3 data, preparing a Biologics License Application (BLA) and planning for commercialization of Cylembio® (imsapepimut and etimupepimut, adjuvanted), our potentially first-in-class, immune-modulatory, off-the-shelf therapeutic cancer vaccine.”

Dr. Zocca continued, “Additionally, we continue to explore potential collaborations to expand the global impact of our product candidates and our platform across multiple cancer types.”

Recent Business Highlights

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The company’s pivotal Phase 3 trial (IOB-013/KN-D18) is progressing as planned with the readout of the primary endpoint of progression free survival (PFS) still expected in the third quarter of 2025. The trial is evaluating the company’s lead investigational vaccine, Cylembio® (imsapepimut and etimupepimut, adjuvanted), in combination with Merck’s (known as MSD outside of the United States and Canada) anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for the treatment of advanced melanoma. The company continues to plan to submit a BLA to the U.S. Food & Drug Administration (FDA) in 2025 for Cylembio and, subject to FDA approval, launch a potentially first-in-class therapeutic cancer vaccine for patients with advanced melanoma in the US in 2026.

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The company completed enrollment in its perioperative Phase 2 solid tumor basket trial (IOB-032/PN-E40), studying treatment with Cylembio in combination with pembrolizumab in patients with resectable squamous cell carcinoma of the head and neck (SCCHN) and melanoma in January. The company expects initial data from the perioperative trial as well as longer-term data from the company’s other ongoing Phase 2 basket trial, IOB-022/KN-D38, in patients with advanced SCCHN or non-small cell lung cancer (NSCLC) in the second half of 2025.

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On May 6, 2025, the company announced that it drew tranche A (€10.0 million) from the loan facility it entered into with the European Investment Bank (EIB) in December 2024. The company also believes that it has satisfied the conditions for the second tranche (€12.5 million) of the EIB loan facility.

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IO Biotech was named to Fast Company’s World’s Most Innovative Companies of 2025 list for its potentially game-changing approach to immune-modulatory cancer vaccines, earning its place on the coveted list as the 9th most innovative company in the world in the biotechnology category.

Upcoming Investor Conferences

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TD Cowen’s 6th Annual Oncology Innovation Summit: Insights for ASCO & EHA: Mai-Britt Zocca, PhD, President and CEO, Amy Sullivan, CFO, and Qasim Ahmad, MD, CMO, will participate in a fireside chat beginning at 10:30 AM ET on May 27, 2025.

•	Jefferies Global Healthcare Conference: Mai-Britt Zocca, PhD, President and CEO, will give a presentation beginning at 7:35 AM ET on June 4, 2025.

The webcasts for these two upcoming conferences will be available from the Investors section of the company’s website at https://investors.iobiotech.com.

First Quarter 2025 Financial Results

•	Net loss for the three months ended March 31, 2025, was $22.4 million, compared to $19.5 million for the three months ended March 31, 2024.

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Research and development expenses were $16.4 million for the three months ended March 31, 2025, compared to $14.3 million for the three months ended March 31, 2024. The company recognized $0.6 million in research and development equity-based compensation for the three months ended March 31, 2025 and 2024, respectively.

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General and administrative expenses were $6.2 million for the three months ended March 31, 2025, compared to $5.9 million for the three months ended March 31, 2024. The company recognized $1.0 million in general and administrative equity-based compensation for the three months ended March 31, 2025 and 2024, respectively.

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Cash and cash equivalents as of March 31, 2025 were $37.1 million, compared to $60.0 million at December 31, 2024. During the three months ended March 31, 2025, the company used cash, cash equivalents and restricted cash of $22.9 million. On May 6, 2025, the company drew tranche A of the EIB loan facility of €10.0 million before payment of certain fees and transaction related expenses. The company continues to expect that it will have sufficient cash to run the company into the second quarter of 2026, assuming draw down of the first three committed tranches of the EIB loan facility.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo-adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the three ongoing company-sponsored clinical trials is now complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (ClinicalTrials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. A total of 407 patients have been enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study is progression free survival. Top-line data readout is expected in the third quarter of 2025. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in the first-line treatment of metastatic non-small cell lung cancer (NSCLC) or metastatic squamous cell carcinoma of the head and neck (SCCHN) at sites in the United States, Spain, and the United Kingdom. IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IOB-032/PN-E40 Phase 2 Solid Tumor Basket Trial

IOB-032/PN-E40 (NCT05280314) is a multicenter Phase 2 basket trial investigating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) as neo-adjuvant/adjuvant treatment of patients with solid tumors at sites in Australia, the United States, France, Germany, Spain, and Denmark. The study completed enrollment in all cohorts: 18 patients with melanoma in cohort A and 16 patients with SCCHN in cohort B, both as single arm cohorts receiving combination of Cylembio with pembrolizumab. In cohort C, 61 melanoma patients were randomized 1:1 to either the combination of Cylembio with pembrolizumab or pembrolizumab alone. In the neo-adjuvant period, for all cohorts, treatment is every 3 weeks (Q3W) for 3 cycles (melanoma) or 2-3 cycles (SCCHN). Patients entering the study will be scheduled for surgery and begin neoadjuvant treatment 4-9 weeks prior. Surgery will be followed by adjuvant treatment with the same regimen for 15 cycles. Cohort C patients with poor pathological response to pembrolizumab alone in the neo-adjuvant phase (>10% residual viable tumor) may cross over to combination treatment post-surgery. The primary endpoint is major pathological response at surgery (≤10% residual viable tumor; central assessment). IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. Based on positive Phase 1/2 first line metastatic melanoma data, IO102-IO103, in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), has been granted a Breakthrough Therapy Designation for the treatment of advanced melanoma by the US Food and Drug Administration. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the expected timing of the top-line data from, or outcome of, the company’s Phase 3 trial, the timing regarding submission of a BLA, the timing regarding launch of Cylembio, the timing or outcome of other current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

Media

Julie Funesti

Edelman

917-498-1967

julie.funesti@edelman.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses
Research and development	$16,375	$14,311
General and administrative	6,209	5,886

Total operating expenses	22,584	20,197

Loss from operations	(22,584)	(20,197)

Other income (expense)
Currency exchange loss, net	(105)	(462)
Interest income	414	1,617

Total other income (expense), net	309	1,155

Loss before income tax expense	(22,275)	(19,042)
Income tax expense	146	415

Net loss	(22,421)	(19,457)

Net loss attributable to common shareholders	(22,421)	(19,457)

Net loss per common share, basic and diluted	$(0.34)	$(0.30)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	65,880,914	65,880,914

Other comprehensive loss
Net loss	$(22,421)	$(19,457)
Foreign currency translation	259	194

Total comprehensive loss	$(22,162)	$(19,263)

IO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$37,086	$60,031
Prepaid expenses and other current assets	5,256	4,920

Total current assets	42,342	64,951

Restricted cash	268	268
Property and equipment, net	617	638
Right of use lease asset	1,585	1,725
Other non-current assets	924	117

Total non-current assets	3,394	2,748

Total assets	$45,736	$67,699

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,198	$4,661
Lease liability - current	735	717
Accrued expenses and other current liabilities	12,353	14,108

Total current liabilities	18,286	19,486

Lease liability - non-current	1,028	1,198

Total non-current liabilities	1,028	1,198

Total liabilities	19,314	20,684

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at March 31, 2025 and December 31, 2024; 65,880,914 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	66	66
Additional paid-in capital	414,682	413,113
Accumulated deficit	(381,734)	(359,313)
Accumulated other comprehensive loss	(6,592)	(6,851)

Total stockholders’ equity	26,422	47,015

Total liabilities and stockholders’ equity	$45,736	$67,699